UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 14, 2022

EXPEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37429	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Expedia Group Way W.

Seattle, Washington 98119

(Address of principal executive offices) (Zip code)

(206) 481-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	EXPE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Facility

On April 14, 2022 (the “Closing Date”), Expedia Group, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Facility”) among the Company and certain subsidiaries of the Company, as borrowers, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The obligations of the Company and the borrowing subsidiaries under the Revolving Credit Facility are unsecured and are guaranteed by the Company and certain of the Company’s material domestic subsidiaries (the “Subsidiary Guarantors”).

Aggregate commitments under the Revolving Credit Facility total $2.5 billion (with a $120 million letter of credit sublimit). The Revolving Credit Facility matures on April 14, 2027.

Loans under the Revolving Credit Facility will bear interest at a rate equal to an index rate plus a margin (a) in the case of term benchmark loans, ranging from 1.00% to 1.75% per annum, depending on the Company’s credit ratings, and (b) in the case of base rate loans, ranging from 0.00% to per 0.75% per annum, depending on the Company’s credit ratings. Such interest is payable (i) with respect to term benchmark loans, at the end of each applicable interest period, but in no event less frequently than every three months and (ii) with respect to base rate loans, quarterly. A participation fee, accruing at a rate equal to the margin used to determine the interest rate for term benchmark loans and payable quarterly, is payable in respect of outstanding letters of credit under the Revolving Credit Facility (together with fronting fees and customary issuance fees). A fee is payable quarterly in respect of undrawn commitments under the Revolving Credit Facility at a rate ranging from 0.10% to 0.25% per annum, depending on the Company’s credit ratings.

The Revolving Credit Facility contains certain customary affirmative and negative covenants, representations and warranties and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Revolving Credit Facility could result in the termination of the commitments under the Revolving Credit Facility and the acceleration of all outstanding borrowings under the Revolving Credit Facility. The terms of the Revolving Credit Facility require the Company to not exceed a specified maximum consolidated leverage ratio as of the end of each fiscal quarter.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Revolving Credit Facility, which is filed as Exhibit 10.1, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Revolving Credit Facility, on the Closing Date the Company terminated all outstanding commitments and repaid all outstanding obligations, as applicable, under each of (a) the Amended and Restated Credit Agreement, dated as of May 5, 2020, among the Company and certain subsidiaries of the Company, as borrowers, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and London agent (as amended, supplemented or otherwise modified from time to time), and (b) the Credit Agreement, dated as of August 5, 2020, among the Company, Expedia Group International Holdings III, LLC, as the borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and London agent (as amended, supplemented or otherwise modified from time to time).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of April 14, 2022, among the Company and certain subsidiaries of the Company, as borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA GROUP, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Chief Legal Officer and Secretary

Dated: April 18, 2022